Exhibit 99.1

March 4, 2020

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS FISCAL 2020 FIRST QUARTER RESULTS

•	First quarter net sales of $532.1 million compared to $518.7 million in the prior year quarter
•	First quarter net loss of $9.4 million compared to $14.6 million in the prior year quarter
•	First quarter Adjusted EBITDA[1] of $11.3 million compared to $12.3 million in the prior year quarter
•	First quarter Adjusted Net Loss[1] of $2.7 million compared to $2.9 million in the prior year quarter
•	First quarter net cash used in operating activities of $13.3 million, compared to $39.4 million in the prior year quarter
•	Completed the purchase of Spartan Emergency Response (“Spartan ER”) for $55 million in cash effective February 1, 2020

Milwaukee, Wis.--(BUSINESS WIRE) -- REV Group, Inc. (NYSE: REVG), a manufacturer of industry-leading specialty vehicles, today reported results for the three months ended January 31, 2020 (“first quarter 2020”). Consolidated net sales in the first quarter 2020 were $532.1 million, representing an increase of 2.6 percent compared to $518.7 million for the three months ended January 31, 2019 (“first quarter 2019”). The increase in net sales was primarily the result of higher Fire & Emergency (“F&E”) and Commercial segment net sales, partially offset by a decline in net sales in the Recreation segment.

The Company’s first quarter 2020 net loss was $9.4 million, or $0.15 per diluted share compared to a net loss of $14.6 million, or $0.23 per diluted share, in the first quarter 2019. Adjusted Net Loss for the first quarter 2020 was $2.7 million, or $0.04 per diluted share, compared to Adjusted Net Loss of $2.9 million, or $0.05 per diluted share, in the first quarter 2019. Adjusted EBITDA in the first quarter 2020 was $11.3 million, compared to $12.3 million in the first quarter 2019. The decrease in Adjusted EBITDA during the quarter was driven by lower profitability in the F&E and Recreation segments, partially offset by higher profitability within the Commercial segment and lower corporate expense.

“Results reflect the anticipated headwind in our Recreation segment, as well as an expected trough in the F&E segment profitability. We continue to expect consolidated revenue and EBITDA improvement throughout the year and reiterate our organic fiscal 2020 guidance,” said Tim Sullivan, CEO REV Group, Inc. “We are also excited to have added to our product portfolio of emergency response vehicles as we solidified our position as number one in the North American fire and emergency markets with the purchase of Spartan ER immediately following the first quarter 2020. REV Group is well positioned to capitalize on the synergy opportunities that we have identified in connection with the integration of Spartan ER, while continuing to execute operational improvements across the remainder of our F&E segment.”2

REV Group First Quarter Segment Highlights

Fire & Emergency Segment

F&E segment net sales were $206.5 million in the first quarter 2020, an increase of $2.4 million, or 1.2 percent, from $204.1 million in the first quarter 2019. The increase was driven mostly by higher sales in the Ambulance division. F&E backlog at the end of the first quarter 2020 was $807.3 million, up 9.4 percent, compared to $738.2 million in the first quarter 2019, reflecting strong order intake in both the Fire and Ambulance divisions.

[1]	REV Group, Inc. Adjusted Net Income (Loss) and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release.
[2]

The purchase of Spartan ER was completed on February 1, 2020 therefore no financial results are included in the first quarter 2020 results, however cash and debt balances on the Company’s Condensed Consolidated Balance Sheets both reflect an increase in anticipation of this acquisition.

F&E segment Adjusted EBITDA was $1.7 million in the first quarter 2020, compared to $8.4 million in the first quarter 2019. The decrease in Adjusted EBITDA was primarily due to a reduction in gross profit margin resulting from ongoing efforts to increase production capacity at our largest fire plant and the mix of trucks sold in our Fire division, partially offset by improved results in our Ambulance division. First quarter 2020 F&E segment Adjusted EBITDA margin was 0.8 percent of net sales, compared to 4.1 percent in the first quarter 2019.

Commercial Segment

Commercial segment net sales were $158.2 million in the first quarter 2020, an increase of $17.5 million, or 12.4 percent, from $140.7 million in the first quarter 2019. The increase in net sales was primarily the result of increased transit bus units sold compared to the prior year quarter, partially offset by lower sales within the Specialty division. Commercial backlog at the end of the first quarter 2020 was $455.6 million, an increase of 6.6 percent compared to $427.5 million at the end of the first fiscal quarter 2019, due primarily to a large municipal transit order entering backlog, partially offset by a decrease in Specialty division backlog.

Commercial segment Adjusted EBITDA was $10.8 million in the first quarter 2020, compared to $5.0 million in the first quarter 2019. This increase was primarily due to favorable product mix as a result of higher volumes of transit bus units sold and improved profitability in the shuttle bus businesses. First quarter Adjusted EBITDA margin was 6.8 percent of net sales, compared to 3.6 percent in the first quarter 2019.

Recreation Segment

Recreation segment net sales were $166.8 million in the first quarter 2020, a decrease of $9.5 million, or 5.4 percent, from $176.3 million in the first quarter 2019. The decrease in net sales was primarily due to lower net sales attributable to our Class A business and fewer towable unit sales, partially offset by higher Class B sales. Recreation segment backlog at the end of the first quarter 2020 was $158.3 million, down 29.7 percent from $225.2 million at the end of the first quarter 2019, and consistent with the decrease in wholesale shipments experienced in fiscal year 2019 as dealers reduced inventory. However, first quarter 2020 orders increased 42.7 percent compared to the prior year quarter, resulting in a much stronger first quarter book to bill, primarily due to increased demand for Class A and Class B units, partially offset by lower towable orders.

Recreation segment Adjusted EBITDA was $7.0 million in the first quarter 2020, compared to $9.1 million in the first quarter 2019. The decrease in Adjusted EBITDA was due to decreased profitability in most RV product categories resulting from lower wholesale shipments. First quarter Adjusted EBITDA margin was 4.2 percent of net sales, compared to 5.2 percent in the first quarter 2019.

Working Capital, Liquidity, and Capital Allocation

Immediately subsequent to the first quarter 2020, Spartan ER was acquired for approximately $55 million in cash, subject to a customary net working capital adjustment. To facilitate the transaction, the Company’s ABL revolving credit facility was increased to $500 million from $450 million at the end of the first quarter 2020, and the Term Loan net debt to EBITDA financial maintenance covenant was raised from 4.0x to 5.0x through the end of fiscal third quarter 2020.

Cash and cash equivalents totaled $67.3 million at January 31, 2020, prior to the purchase of Spartan ER on February 1, 2020. Net debt3 was $391 million, and the Company had $196.6 million available under its ABL revolving credit facility as of January 31, 2020.

Net cash used in operating activities was $13.3 million compared to $39.4 million in the prior year quarter, resulting from our continued focus on stronger conversion of net income to cash. Net working capital4 for the Company as of January 31, 2020 was $381.6 million compared to $450.3 million as of January 31, 2019. The decrease was due to continued improvement in net working capital management. Capital expenditures in the first quarter 2020 were $3.2 million compared to $6.3 million in the prior year quarter. During the first quarter 2020, the Company did not repurchase any shares.

[3]	Net Debt is defined as total debt (excluding current portion of long-term debt) less cash and cash equivalents.
[4]	Net Working Capital is defined as current assets (excluding cash) less current liabilities (excluding current portion of long-term debt).

Updated Fiscal 2020 Outlook5

The Company is reaffirming its prior financial guidance and is also updating its outlook for fiscal year 2020 solely to include the impact of the acquisition of Spartan ER. The Company now expects the following performance for fiscal year:

•	Net revenue of $2.6 to $2.8 billion
•	Net income of $9 to $30 million
•	Adjusted EBITDA of $107 to $123 million
•	Adjusted Net Income of $30 to $50 million
•	Capital Expenditures of $23 to $28 million
•	Interest expense of $29 to $33 million
•	Effective tax rate of 27 percent to 29 percent
•	Net cash provided by operating activities of $65 to $85 million, plus approximately $5 to $10 million of net cash from the sale of land and other assets

Quarterly Dividend

Our board of directors declared a quarterly dividend for our first quarter 2020, payable on May 29, 2020, to holders of record as of April 30, 2020, in the amount of $0.05 per share of common stock, which equates to a rate of $0.20 per share of common stock on an annualized basis.

Conference Call

REV Group, Inc. will host a conference call to discuss its first quarter 2020 results and outlook on March 5th at 11:00 a.m. EST. A supplemental earnings slide deck will be available tomorrow morning on the REV Group, Inc. investor relations website prior to the call. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About REV Group

REV Group (REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base, primarily in the United States, through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including essential needs (ambulances, fire apparatus, school buses and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles and ‘RVs’). Our diverse portfolio is made up of well-established principal vehicle brands including many of the most recognizable names within their industry. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG.

Note Regarding Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance. Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance as well as for the add-back of non-cash intangible asset amortization and stock-based compensation.

The Company believes that the use of Adjusted EBITDA and Adjusted Net Income provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

[5]	Our Fiscal 2020 Outlook has not been updated to include any impacts of Covid-19 as we have not experienced material financial impacts to date.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s annual report on Form 10-K, and in the Company’s subsequent quarterly reports on Form 10-Q, together with the Company’s other filings with the SEC, which risks and uncertainties may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The Company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

Investors-REVG

Contact

Drew Konop

VP, Investor Relations & Corporate Development

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

		(Audited)
	January 31, 2020	October 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$67.3	$3.3
Accounts receivable, net	230.5	253.5
Inventories, net	532.7	513.4
Other current assets	22.9	19.4
Assets held for sale	—	19.5
Total current assets	853.4	809.1
Property, plant and equipment, net	198.5	201.7
Goodwill	159.8	159.8
Intangible assets, net	155.9	159.9
Right of use assets	21.9	—
Other long-term assets	16.5	16.6
Total assets	$1,406.0	$1,347.1
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$3.4	$3.6
Accounts payable	187.4	200.8
Customer advances	139.3	129.9
Accrued warranty	15.6	16.1
Short-term lease obligations	7.2	—
Liabilities held for sale	—	15.4
Other current liabilities	55.0	70.2
Total current liabilities	407.9	436.0
Long-term debt, less current maturities	458.3	376.6
Deferred income taxes	17.2	15.4
Long-term lease obligations	14.7	—
Other long-term liabilities	12.0	13.9
Total liabilities	910.1	841.9
Commitments and contingencies
Shareholders' Equity:
Common stock ($.001 par value, 605,000,000 shares authorized; 62,680,472 and 62,217,486 shares issued and outstanding, respectively)	0.1	0.1
Additional paid-in capital	494.2	490.8
Retained earnings	3.3	15.8
Accumulated other comprehensive loss	(1.7)	(1.7)
Total REV's shareholders' equity	495.9	505.0
Non-controlling interest	—	0.2
Total shareholders' equity	495.9	505.2
Total liabilities and shareholders' equity	$1,406.0	$1,347.1

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

	Three Months Ended January 31,
	2020	2019
Net sales	$532.1	$518.7
Cost of sales	484.7	472.4
Gross profit	47.4	46.3
Operating expenses:
Selling, general and administrative	46.3	47.8
Research and development costs	1.2	1.3
Amortization of intangible assets	4.0	4.6
Restructuring	0.6	1.1
Impairment charges	—	2.70
Total operating expenses	52.1	57.5
Operating loss	(4.7)	(11.2)
Interest expense, net	7.3	7.8
Loss before benefit for income taxes	(12.0)	(19.0)
Benefit for income taxes	(2.6)	(4.4)
Net loss	$(9.4)	$(14.6)

Loss per common share:
Basic	$(0.15)	$(0.23)
Diluted	$(0.15)	$(0.23)
Dividends declared per common share	$0.05	$0.05

Adjusted loss per common share:
Basic	$(0.04)	$(0.05)
Diluted	$(0.04)	$(0.05)

Weighted Average Shares Outstanding:
Basic	62,783,080	63,023,076
Diluted	62,783,080	63,023,076

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended January 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(9.4)	$(14.6)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10.8	12.4
Amortization of debt issuance costs	0.5	0.4
Stock-based compensation expense	2.6	1.4
Deferred income taxes	1.8	2.9
Gain on sale of assets	(0.5)	(0.3)
Impairment charges	—	2.7
Changes in operating assets and liabilities, net	(19.1)	(44.3)
Net cash used in operating activities	(13.3)	(39.4)
Cash flows from investing activities:
Purchase of property, plant and equipment	(3.2)	(6.3)
Purchase of rental and used vehicles	(2.7)	(3.0)
Proceeds from sale of assets	3.5	2.1
Proceeds from sale of business, net	1.1	—
Net cash used in investing activities	(1.3)	(7.2)
Cash flows from financing activities:
Net proceeds from borrowings under April 2017 ABL Facility	82.0	51.2
Payment of dividends	(3.1)	(3.1)
Other financing activities	(0.3)	0.1
Net cash provided by financing activities	78.6	48.2
Net increase in cash and cash equivalents	64.0	1.6
Cash and cash equivalents, beginning of period	3.3	11.9
Cash and cash equivalents, end of period	$67.3	$13.5

REV GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended January 31,
	2020	2019
Net Sales:
Fire & Emergency	$206.5	$204.1
Commercial	158.2	140.7
Recreation	166.8	176.3
Corporate & Other	0.6	(2.4)
Total	$532.1	$518.7

Adjusted EBITDA:
Fire & Emergency	$1.7	$8.4
Commercial	10.8	5.0
Recreation	7.0	9.1
Corporate & Other	(8.2)	(10.2)
Total	$11.3	$12.3

Adjusted EBITDA Margin:
Fire & Emergency	0.8%	4.1%
Commercial	6.8%	3.6%
Recreation	4.2%	5.2%
Total	2.1%	2.4%

Period-End Backlog:	January 31, 2020	October 31, 2019	January 31, 2019
Fire & Emergency	$807.3	$832.7	$738.2
Commercial	455.6	317.3	427.5
Recreation	158.3	167.0	225.2
Total	$1,421.2	$1,317.0	$1,390.9

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA BY SEGMENT

(In millions; unaudited)

	Three Months Ended January 31, 2020
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$(3.0)	$8.0	$3.2	$(17.6)	$(9.4)
Depreciation & amortization	3.5	1.9	3.5	1.9	10.8
Interest expense, net	1.2	0.3	0.1	5.7	7.3
Benefit for income taxes	—	—	—	(2.6)	(2.6)
EBITDA	1.7	10.2	6.8	(12.6)	6.1
Transaction expenses	—	—	—	1.1	1.1
Sponsor expense reimbursement	—	—	—	0.1	0.1
Restructuring costs	—	—	0.2	0.4	0.6
Stock-based compensation expense	—	—	—	2.6	2.6
Legal matters	—	—	—	0.1	0.1
Losses attributable to assets held for sale	—	0.6	—	—	0.6
Deferred purchase price payment	—	—	—	0.1	0.1
Adjusted EBITDA	$1.7	$10.8	$7.0	$(8.2)	$11.3

	Three Months Ended January 31, 2019
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$3.8	$(2.3)	$4.0	$(20.1)	$(14.6)
Depreciation & amortization	3.4	2.5	4.0	2.3	12.2
Interest expense, net	0.9	0.5	0.1	6.3	7.8
Benefit for income taxes	—	—	—	(4.4)	(4.4)
EBITDA	8.1	0.7	8.1	(15.9)	1.0
Transaction expenses	0.1	—	—	0.1	0.2
Sponsor expense reimbursement	—	—	—	0.5	0.5
Restructuring costs	—	0.1	1.0	—	1.1
Stock-based compensation expense	—	—	—	1.4	1.4
Legal matters	—	—	—	2.1	2.1
Impairment charges	—	2.7	—	—	2.7
Losses attributable to assets held for sale	0.2	1.5	—	—	1.7
Deferred purchase price payment	—	—	—	1.6	1.6
Adjusted EBITDA	$8.4	$5.0	$9.1	$(10.2)	$12.3

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET LOSS

(In millions; unaudited)

	Three Months Ended January 31,
	2020	2019
Net loss	$(9.4)	$(14.6)
Amortization of intangible assets	4.0	4.6
Transaction expenses	1.1	0.2
Sponsor expense reimbursement	0.1	0.5
Restructuring costs	0.6	1.1
Stock-based compensation expense	2.6	1.4
Legal matters	0.1	2.1
Impairment charges	—	2.7
Losses attributable to assets held for sale	0.6	1.7
Deferred purchase price payment	0.1	1.6
Income tax effect of adjustments	(2.5)	(4.2)
Adjusted Net Loss	$(2.7)	$(2.9)

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA OUTLOOK RECONCILIATION

(In millions)

	Fiscal Year 2020
	Low	High
Net Income	$9.3	$29.8
Depreciation and amortization	45.0	40.0
Interest expense, net	33.0	29.0
Income tax expense	3.5	12.0
EBITDA	90.8	110.8
Transaction expenses	1.0	0.5
Sponsor expense reimbursement	1.0	0.5
Restructuring costs	2.0	1.0
Stock-based compensation expense	8.0	7.0
Legal matters	3.5	2.5
Losses attributable to assets held for sale	0.6	0.6
Deferred purchase price payment	0.1	0.1
Adjusted EBITDA	$107.0	$123.0

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME OUTLOOK RECONCILIATION

(In millions)

	Fiscal Year 2020
	Low	High
Net Income	$9.3	$29.8
Amortization of intangible assets	14.0	15.5
Transaction expenses	1.0	0.5
Sponsor expense reimbursement	1.0	0.5
Restructuring costs	2.0	1.0
Stock-based compensation expense	8.0	7.0
Legal matters	3.5	2.5
Losses attributable to assets held for sale	0.6	0.6
Deferred purchase price payment	0.1	0.1
Income tax effect of adjustments	(9.0)	(7.5)
Adjusted Net Income	$30.5	$50.0